As filed with the Securities and Exchange Commission on November 9, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MetaSolv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2912166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5556 Tennyson Parkway

Plano, Texas 75024

Tel: (972) 403-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

T. Curtis Holmes, Jr.

Chief Executive Officer

MetaSolv, Inc.

5556 Tennyson Parkway

Plano, Texas 75024

Tel: (972) 403-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan K. Hustis Executive Vice President-Legal, General Counsel and Secretary MetaSolv, Inc. 5556 Tennyson Parkway Plano, TX 75024 (972) 403-8300	Jeffrey A. Chapman Vinson & Elkins L.L.P. Trammell Crow Center 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 (214) 220-7716	Anna T. Pinedo, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY 10104 (212) 468-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.005 par value per share	11,500,000 shares	$2.775	$31,912,500.00	$3,756.10

(1)	Each share of common stock registered hereunder includes an associated preferred stock purchase right. Until the occurrence of certain prescribed events, none of which has occurred, the preferred stock purchase rights are not exercisable, are evidenced by certificates representing the common stock and may be transferred only with the common stock. No separate consideration is payable for the preferred stock purchase rights, and no additional registration fee is payable with respect to such preferred stock purchase rights.

(2)	Includes 3,833,333 shares of common stock that may be issued upon the exercise of warrants.

(3)	Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the average of the high and low sales prices of the Registrant’s common stock on the Nasdaq National Market on November 3, 2005.

(4)	Pursuant to Rule 416, this registration statement also covers such indeterminate number of shares of common stock as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The stockholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 9, 2005

PRELIMINARY PROSPECTUS

11,500,000 Shares of Common Stock

MetaSolv, Inc.

This prospectus relates to the disposition from time to time by the selling stockholders named herein, or their transferees, of up to 11,500,000 shares of our common stock, including 3,833,333 shares of common stock issuable upon the exercise of warrants held by the selling stockholders. The shares and warrants were issued by us to the selling stockholders in a private placement that closed on October 26, 2005.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We will not receive any proceeds from the disposition of common stock by the selling shareholders. We will, however, receive the proceeds from the sale of shares of our common stock to the selling stockholders upon the cash exercise of the warrants. The selling stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of shares with the Securities and Exchange Commission.

Our common stock is traded on the Nasdaq National Market under the symbol “MSLV.” On November 3, 2005, the last reported sales price for our common stock on the Nasdaq National Market was $2.95 per share.

Our principal executive offices are located at 5556 Tennyson Parkway, Plano, Texas 75024, and our telephone number at this location is (972) 403-8300.

See “ Risk Factors” beginning on page 3 of this prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2005

OUR BUSINESS

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document filed with the SEC prior to the date of this prospectus that is incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document subsequently filed with the SEC which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference. References in this prospectus to “our company,” “we,” “our,” and “us” refer to MetaSolv, Inc.

Through our wholly owned operating subsidiaries, we design, develop, market and support a comprehensive portfolio of software solutions that automate and streamline service fulfillment processes for communications service providers. MetaSolv’s capabilities include order management, inventory management, and service activation solutions that automate the order-to-activate service provisioning process for all types of traditional and next-generation services including voice, data, digital subscriber line, internet protocol virtual private networks, voice over IP, and others. MetaSolv’s solutions help simplify service introduction, accelerate service delivery time, and reduce operating costs and capital expenditures.

Founded in 1992, MetaSolv has received numerous technology and business awards, and is widely recognized as a key industry innovator for operational support systems. Our global reach is extensive, with over half our revenue coming from outside the U.S. We have successfully partnered with major global systems integrators, network manufacturers, and in-house IT departments. Our professional services organization uses proven implementation methodologies to configure MetaSolv products, apply our service domain expertise, quickly and effectively migrate data from disparate databases, implement solutions, and integrate with existing systems.

We are a global provider of operational support system software solutions that help communications providers and businesses manage their next-generation communication networks and services. Our products integrate and automate key communications management processes, and enable communications providers to simplify the costly and complex process of delivering value-added communications services over new packet-based technologies, as well as traditional circuit-switched networks.

Our principal executive offices are located at 5556 Tennyson Parkway, Plano, Texas 75024, and our telephone number is (972) 403-8300. Our web site is www.metasolv.com. Copies of our periodic and current reports as filed with the Securities and Exchange Commission from time to time are available on our website (free of charge) as soon as reasonably practical after such reports are filed with, or furnished to, the Securities and Exchange Commission.

RISK FACTORS

We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section describes some, but not all, of these risks and uncertainties that we believe may adversely affect our business, financial conditions or results of operations. There are additional risks and uncertainties that we do not presently know, or that we currently view as immaterial, that may also impair our business operations. This prospectus is qualified in its entirety by these risks. You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, they could materially harm our business, financial condition, or results of operations. In that case, the trading price of our common stock could decline.

Our quarterly operating results can vary significantly and may cause our stock price to fluctuate.

Our quarterly operating results can vary significantly and are difficult to predict. As a result, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is likely that in certain quarters our operating results will be below the expectations of public market analysts or investors. In such an event, the market price of our common stock may decline significantly. A number of factors are likely to cause our quarterly results to vary, including:

•	The overall level of demand for communications services by consumers and businesses and its effect on demand for our products and services by our customers;

•	Our customers’ willingness to buy, rather than build, order management, inventory management, service activation, and network mediation software;

•	The timing of individual software orders, particularly those of our major customers involving large license fees that would materially affect our revenue in a given quarter;

•	The timing of software maintenance agreement renewals and related payments, which could impact our ability to recognize a portion of maintenance support revenues in a given quarter;

•	The introduction of new communications services and our ability to react quickly compared to our competitors;

•	Our ability to manage costs of operating the business;

•	The utilization rate of our professional services employees and the extent to which we use third party subcontractors to provide consulting services;

•	Costs related to possible acquisitions of other businesses;

•	Our ability to collect outstanding accounts receivable;

•	Innovation and introduction of new technologies, products and services in the communications and information technology industries;

•	A requirement that we defer recognition of revenue for a significant period of time after entering into a contract due to undelivered products, extended payment terms, or product acceptance;

•	The occasional sale of large pass-through licenses or sublicenses for software provided by third parties, where MetaSolv may incur a substantial license fee that decreases margins on license revenues for the period; and

•	Changes in service and license revenues as a percentage of total revenues, as license revenues typically have higher gross margin than service revenues.

We forecast the volume and timing of orders for our operational planning, but these forecasts are based on many factors and subjective judgments, and we cannot assure their accuracy. We have hired and trained a large number of personnel in core areas, including product development and professional services, based on our forecast of future revenues. As a result, significant portions of our operating expenses are fixed in the short term. Therefore, failure to generate revenues according to our expectations in a particular quarter could have an immediate negative effect on results for that quarter.

Our quarterly revenues are dependent, in part, upon orders booked and delivered during that quarter. We expect that our sales will continue to involve large financial commitments from a relatively small number of customers. As a result, the cancellation, deferral, or failure to complete the sale of even a small number of licenses for our products and related services may cause our revenues to fall below expectations. Accordingly, delays in the completion of sales near the end of a quarter could cause quarterly revenues to fall substantially short of anticipated levels. Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters.

Some contracts for software licenses may not qualify for revenue recognition upon product delivery. Revenue may be deferred when there are significant elements required under the contract that have not been completed, there are express conditions relating to product acceptance, there are deferred payment terms, or when collection is not considered probable. A higher concentration of orders from large telecom service providers, and larger more complex agreements, may increase the frequency and amount of these deferrals. With these uncertainties we may not be able to predict accurately when revenue from these contracts will be recognized.

The communications market is changing rapidly, and failure to anticipate and react to the rapid change could result in loss of customers or unproductive expenditures.

Over the last decade, the market for communications products and services has been characterized by rapid technological developments, evolving industry standards, dramatic changes in the regulatory environment, emerging companies, bankruptcy filings by many new entrants, changes in spending patterns, and frequent new product and service introductions. Our future success depends largely on our ability to enhance our existing products and services and to introduce new products and services that are capable of adapting to changing technologies, industry standards, regulatory changes, and customer spending patterns and preferences. If we are unable to successfully respond to these changes or do not respond in a timely or cost-effective way, our sales could decline and our costs for developing competitive products could increase.

New technologies, service industry standards, or spending patterns could require significant changes in our business model, development of new products or provision of additional services. New products and services may be expensive to develop and may result in our encountering new competitors in the marketplace. Furthermore, if the overall market for our software grows more slowly than we anticipate, or if our products and services fail in any respect to achieve market acceptance, our revenues would be lower than we anticipate and operating results and financial condition could be materially adversely affected.

The communications industry is experiencing consolidation, which may reduce the number of potential customers for our software.

The communications industry has experienced significant consolidation. In the future, there may be fewer potential customers requiring operations support systems and related services, increasing the level of competition in the industry. In addition, larger communications companies generally have stronger purchasing power, which could create pressure on the prices we charge and the margins we realize. These companies are also striving to streamline their operations by combining different communications systems and the related operations support systems into one system, reducing the number of vendors needed. Although we have sought to address this situation by continuing to market our products and services to new customers and by working with existing customers to provide products and services that they need to remain competitive, we cannot be certain that we will not lose customers as a result of industry consolidation.

Our customers’ financial weakness or their inability to obtain financing may lead to lower sales and decreased profitability.

Some of our customers are small to medium sized competitive communications service providers with limited operating histories. Some of these customers are not profitable and depend on private sources of capital to fund their operations, and many competitive communications service providers are currently unable to obtain sufficient funds to continue expansion of their businesses. At the same time, many communications companies are encountering significant difficulties in achieving their business plans and financial projections. During the last three years, several of our customers ceased their business operations, and some have initiated bankruptcy proceedings. The downturn in the communications industry and the inability of many communications companies to raise capital have resulted in a decrease in the number of potential customers that are capable of purchasing our software, a delay by some of our existing customers in purchasing additional products, decreases in our customers’ operating budgets relating to our software maintenance services, delays in payments by existing customers, or failure to pay for our products. If our customers are unable to obtain adequate financing, sales of our software could suffer. If we fail to increase revenue related to our software, our operating results and financial condition would be adversely affected. In addition, adverse market conditions and limitations on the ability of our current customers to obtain adequate financing could adversely affect our ability to collect outstanding accounts receivable resulting in increased bad debt losses and a decrease in our overall profitability. Decreases in our customers’ operating budgets relating to software maintenance services could adversely affect our maintenance revenues and profitability. Any of our current customers who cease to be viable business operations would no longer be a source of maintenance revenue, or revenue from sales of additional software or services products, and this could adversely affect our financial results.

We rely on a limited number of customers for a significant portion of our revenues.

A significant portion of revenues each quarter is derived from a relatively small number of large sales. As consolidation in the communications industry continues, our reliance on a limited number of customers for a significant portion of our revenues may increase. The amount of revenue we derive from a specific customer is likely to vary from period to period, and a major customer in one period may not produce significant additional revenue in a subsequent period. In the third quarter of 2005, our top ten customers represented 42% of our total revenue with the largest customer representing 11% of total revenue. For the first nine months of 2005, our top ten customers represented 50% of total revenue with the largest customer representing 13% of total revenue. To the extent that any major customer terminates its relationship with us, or that we are unable to consummate one or more substantial sales, our revenues could be adversely affected.

Competition from larger, better capitalized or emerging competitors for the communications products and services that we offer could result in price reductions, reduced gross margins and loss of market share.

Competition in our markets is intense and involves rapidly changing technologies and customer requirements, as well as evolving industry standards and frequent product introductions. Competitors vary in size and scope of products and services offered. We encounter direct competition from several product and service vendors. Additionally, we compete with operations support systems (“OSS”) solutions sold by large equipment vendors. We also compete with systems integrators and with the information technology departments of large communications service providers. Finally, we are aware of communications service providers, software developers, and smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services intended to compete with ours. We anticipate continued long-term growth in the communications industry and the entrance of new competitors in the order processing, inventory management and fulfillment software markets, and we expect that the market for our products and services will remain intensely competitive.

If the internet or broadband communication services growth slows, demand for our products may fall.

Our success depends heavily on the continued acceptance of the Internet as a medium of commerce and communication, and the growth of broadband communication services. The growth of the Internet has driven changes in the public communication network and has given rise to the growth of the next-generation service providers who are our customers. If use of the Internet or broadband communication services does not continue to grow or grows more slowly than expected, the market for software that manages communication over the Internet may not develop and our sales would be adversely affected. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of technologies, insufficient commercial support and security or privacy concerns. The Internet infrastructure may not be able to support the demands placed on it by increased usage and bandwidth requirements. In addition, delays in the development or adoption of new standards and protocols or increased government regulation, could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expense adapting our solutions to changing or emerging technologies.

Changes in communications regulations could adversely affect our customers and may lead to lower sales.

Our customers are subject to extensive regulation as communications service providers. Changes in legislation or regulations that adversely affect our existing and potential customers could lead them to spend less on our software, which would reduce our revenues and could seriously affect our business and financial condition.

If we fail to accurately estimate the resources necessary to complete any fixed-price contract, if we fail to meet our performance obligations, or if we fail to anticipate costs associated with particular sales or support contracts, we may be required to absorb cost overruns and we may suffer losses on projects.

In addition to time and materials contracts, we enter into fixed-price contracts for software implementation. These fixed-price contracts involve risks because they require us to absorb possible cost overruns. Our failure to accurately estimate the resources required for a project or our failure to complete our contractual obligations in a manner consistent with the project plan would likely cause us to have lower margins or to suffer a loss on such a project, which would negatively impact our operating results. Also, in some instances our sales and support contracts may require us to provide software functionality that we have procured from third party vendors. The cost of this third party functionality may impact our margins, and we could fail to accurately anticipate or manage these costs. On occasion we have been asked or required to commit unanticipated additional resources or funds to complete projects or fulfill sales and support contracts.

In order to generate increased revenue, we need to expand our sales and distribution capabilities.

We must expand our direct and indirect sales operations to increase market awareness of our products and to generate increased revenue. We cannot be certain that we will be successful in these efforts. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. New hires will require training and take time to achieve full productivity. We cannot be certain that our recent hires will become as productive as necessary or that we will be able to hire enough qualified individuals in the future. As the communications service provider market consolidates, there may be an increased tendency on the part of the remaining service providers to purchase through large systems integrators and third-party resellers. We are working to expand our relationships with systems integrators and other partners to expand our indirect sales channels. Failure to expand these sales channels could adversely affect our revenues and operating results. In addition, we will need to manage potential conflicts between our direct sales force and third party reselling efforts.

We depend on subcontracted offshore product development and consulting resources, which introduces risks related to our cost structure, intellectual property, and resource availability.

We have increased our development investment in service activation products and lowered development expense in certain products by contracting with offshore development resources, and are also working to expand our availability of consulting and training resources through alliances with these subcontractors. We believe that our success will depend in part on our ability to continue, expand and manage the use of offshore subcontracting resources in these and other respects. There are certain risks entailed in these practices, including but not limited to: those described under the topic of international operations below; the continued availability of these resources is not assured; the potential for migration of some expertise to a contractor outside of our organization; and our policies relating to development and protection of intellectual property rights may be harder or not possible to institute, manage or enforce in a subcontractor organization.

Our ability to attract, train and retain qualified employees is crucial to our results of operations and future growth.

As a company focused on the development, sale and delivery of software products and related services, our personnel are our most valued assets. Our future success depends in large part on our ability to hire, train and retain software developers, systems architects, project managers, communications business process experts, systems analysts, trainers, writers, consultants, and sales and marketing professionals of various experience levels. Competition for skilled personnel is intense. Any inability to hire, train and retain a sufficient number of qualified employees could hinder the growth of our business.

We also believe that our success will depend on the continued employment of our senior management team and key technical personnel. This dependence is particularly important to our business because personal relationships are a critical element of obtaining and maintaining business contacts with our customers. Our senior management team and key technical personnel would be very difficult to replace and the loss of any of these key employees could seriously harm our business.

Our future success depends on our continued use of strategic relationships to implement and sell our products.

We have entered into relationships with third party systems integrators and hardware platform and software applications developers. We rely on these third parties to assist our customers and to lend expertise in large scale, multi-system implementation and integration projects, including overall program management and development of custom interfaces for our products. Should these third parties go out of business or choose not to provide these services, we may be forced to develop those capabilities internally, incurring significant expense and adversely affecting our operating margins.

The expansion of our products with new functionality and to new customer markets may be difficult and costly.

We plan to invest significant resources and management attention to expanding our products by adding new functionality and to expanding our customer base by targeting customers in markets that we have not previously served. We cannot be sure that expanding the footprint of our products or selling our products into new markets will generate acceptable financial results due to uncertainties inherent in entering new markets and in our ability to execute our plans. Costs associated with our product and market expansions may be more costly than we anticipate, and demand for our new products and in new customer markets may be lower than we expect.

For some of our products we rely on software and other intellectual property that we have licensed from third party developers to perform key functions.

Some of our products contain software and other intellectual property that we license from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. We could lose the right to use this software and intellectual property or it could be made available to us only on commercially unreasonable terms. We could fail to accurately recognize or anticipate the impact of the costs of procuring this third party intellectual property. Although we believe that alternative software and intellectual property is available from other third party suppliers, the loss of or inability to maintain any of these licenses or the inability of the third parties to enhance in a timely and cost-effective manner their products in response to changing customer needs, industry standards or technological developments could result in delays or reductions in product shipments by us until equivalent software could be developed internally or identified, licensed and integrated, which would harm our business.

Our international operations may be difficult and costly.

We intend to continue to devote significant management and financial resources to our international operations. In particular, we will have to continue to attract experienced management, technical, sales, marketing and support personnel for our international offices. Competition for skilled people in these areas is intense and we may be unable to attract qualified staff. International expansion may be more difficult or take longer than we anticipate, especially due to cultural differences, language barriers, and currency exchange risks. Additionally, communications infrastructure in foreign countries may be different from the communications infrastructure in the United States.

Moreover, international operations are subject to a variety of additional risks that could adversely affect our operating results and financial condition. These risks include the following:

•	Longer payment cycles and problems in collecting accounts receivable;

•	The impact of recessions in economies outside the United States;

•	Unexpected changes in regulatory requirements;

•	Variable and changing communications industry regulations;

•	Trade barriers and barriers to foreign investment, in some cases specifically applicable to the communications industry;

•	Barriers to the repatriation of capital or profits;

•	Political instability or changes in government policy;

•	Restrictions on the import and export of certain technologies;

•	Lower protection for intellectual property rights;

•	Seasonal reductions in business activity during the summer months, particularly in Europe;

•	Potentially adverse tax consequences;

•	Increases in tariffs, duties, price controls or other restrictions on foreign currencies;

•	Requirements for a locally domiciled business entity; and

•	Regional variations in adoption and growth of new technologies served by our products.

We have acquired other businesses and we may make additional acquisitions or engage in joint business ventures that could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

We have acquired other businesses and may make additional acquisitions, or engage in joint business ventures in the future that may be difficult to integrate, disrupt our business, dilute stockholder value, complicate our management tasks and affect our operating results. Acquisitions and investments in businesses involve significant risks, and our failure to successfully manage acquisitions or joint business ventures could seriously harm our business. Our past acquisitions and potential future acquisitions or joint business ventures create numerous risks and uncertainties including:

•	Risk that the industry may develop in a different direction than anticipated and that the technologies we acquire will not prove to be those needed to be successful in the industry;

•	Potential difficulties in completing in process research and development projects;

•	Difficulty integrating new or acquired products and operations in an efficient and effective manner;

•	Risk that we have inaccurately evaluated or forecasted the benefits, opportunities, liabilities, or costs of the acquired businesses;

•	Risk of our customers or customers of the acquired businesses deferring purchase decisions as they evaluate the impact of the acquisition on our future product strategy;

•	Risk that we may not properly determine or account for risks and benefits under acquired customer contracts;

•	Potential loss of key employees of the acquired businesses;

•	Risk of diverting the attention of senior management from the operation of our business;

•	Risk of entering new markets in which we have limited experience;

•	Risk of increased costs related to expansion and compensation of indirect sales channels;

•	Difficulty in integrating our internal controls and procedures with acquired businesses and joint ventures;

•	Risk of increased costs related to royalties for third party products that may be included with our own software products and services; and

•	Future revenues and profits from acquisitions and investments may fail to achieve expectations.

Our inability to successfully integrate acquisitions or to otherwise manage business growth effectively could have a material adverse effect on our results of operations and financial condition. Also, our existing stockholders may be diluted if we finance the acquisitions by issuing equity securities.

Future sales of our common stock would be dilutive to our stockholders and could adversely affect the market price of our common stock.

We cannot predict the effect, if any, that future sales of our common stock by us, or the availability of shares of our common stock for future sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or warrants), or the perception that such sales could occur, may materially and adversely affect prevailing market prices for our common stock.

Our failure to meet customer expectations or deliver error-free software could result in losses and negative publicity.

The complexity of our products and the potential for undetected software errors increase the risk of claims and claim-related costs. Due to the mission-critical nature of network resources management and fulfillment software, undetected software errors are of particular concern. The implementation of our products, which we accomplish through our professional services division and with our partners, typically involves working with sophisticated software, computing and communications systems. If our software contains undetected errors or we fail to meet our customers’ expectations or project milestones in a timely manner, we could experience:

•	Delayed or lost revenues and market share due to adverse customer reaction;

•	Loss of existing customers;

•	Negative publicity regarding us and our products, which could adversely affect our ability to attract new customers;

•	Expenses associated with providing additional products and customer support, engineering and other resources to a customer at a reduced charge or at no charge;

•	Claims for substantial damages against us, regardless of our responsibility for any failure;

•	Increased insurance costs; and

•	Diversion of development and management time and resources.

Our licenses with customers generally contain provisions designed to limit our exposure to potential claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements usually cap the amounts recoverable for damages to the amounts paid by the licensee to us for the product or services giving rise to the damages. However, we cannot be sure that these contractual provisions will protect us from additional liability. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims or the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against us could adversely affect our operating results and financial condition.

Our limited ability to protect our proprietary technology may adversely affect our ability to compete, and we may be found to infringe on the proprietary rights of others.

Our success depends in part on our proprietary software technology. We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our technology. We cannot guarantee that the steps we have taken to assess and protect our proprietary rights will be adequate to deter misappropriation of our intellectual property, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. If third parties infringe or misappropriate our copyrights, trademarks, trade secrets or other proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. These risks may be increased by the addition of intellectual property assets through business or product acquisitions. Claims against us, either successful or unsuccessful, could result in significant legal and other costs and may be a distraction to management. We currently focus on intellectual property protection within the United States. These risks may also be increased by our use or others’ use with our products of software made available under open source software licenses, the terms of which may be subject to varying or commercially unfavorable interpretations, and the enforcement and application of which have not been extensively tested or settled in applicable judicial systems. Protection of intellectual property outside of the United States will sometimes require additional filings with local patent, trademark, or copyright offices, as well as the implementation of contractual or license terms different from those used in the United States. Protection of intellectual property in many foreign countries is weaker and less reliable than in the United States. As our business expands into foreign countries, costs and risks associated with protecting our intellectual property abroad will increase. We also may choose to forgo the costs and related benefits of certain intellectual property benefits in some of these jurisdictions.

Our stock price has been and may remain volatile, which exposes us to the risk of securities litigation.

The trading price of our common stock has in the past and may in the future be subject to wide fluctuations in response to factors such as the following:

•	Revenues or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;

•	Announcements of technological innovations by us or our competitors;

•	Acquisitions of new products or significant customers or other significant transactions by us or our competitors;

•	Developments with respect to our patents, copyrights or other proprietary rights or those of our competitors;

•	Changes in recommendations or financial estimates by securities analysts;

•	Rumors or dissemination of false and/or unofficial information;

•	Changes in management;

•	Stock transactions by our management or businesses with whom we have a relationship;

•	Conditions and trends in the software and communications industries;

•	Adoption of new accounting standards affecting the software industry; and

•	General market conditions, including geopolitical events.

Fluctuations in the price of our common stock may expose us to the risk of securities lawsuits. Defending against such lawsuits could result in substantial costs and divert management’s attention and resources. In addition, any settlement or adverse determination of these lawsuits could subject us to significant liabilities.

If we fail to maintain an effective system of internal controls, we may not be able to detect fraud or report our financial results accurately, which could harm our business.

Effective internal controls support our provision of reliable financial reports, as well as prevention and detection of fraud. We review and evaluate our internal controls systems periodically, to determine their effectiveness and identify potential areas of improvement. These evaluations and reports may indicate that enhancements or changes to these systems of internal controls are advisable. Furthermore, we may from time to time acquire businesses which have limited infrastructure and systems of internal controls. Assessing internal controls, making needed changes, and keeping internal controls processes effective is costly and consumes significant management time, especially with newly acquired entities. Even the best internal control systems are based in part on assessments of probability, and can give reasonable but not complete assurance that the system is working successfully. Given the inherent limitations of control systems, there can be no assurance that any design will achieve its stated goals under all potential future conditions. If we do not implement and maintain an effective system of internal controls or prevent fraud, we may incur losses or be subject to costly litigation. In those cases investors could lose confidence in our financial reporting. Our reputation and our operating results could be harmed, which could lower the trading price of our common stock.

Provisions of our charter documents, Delaware law and our stockholder rights plan could discourage a takeover you may consider favorable or the removal of our current management.

Some provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that you may consider favorable or the removal of our current management. These provisions:

•	Authorize the issuance of “blank check” preferred stock;

•	Provide for a classified board of directors with staggered, three-year terms;

•	Prohibit cumulative voting in the election of directors;

•	Prohibit our stockholders from acting by written consent without the approval of our board of directors;

•	Limit the persons who may call special meetings of stockholders; and

•	Establish advance notice requirements for nominations for election to the board of directors or for proposing matters to be approved by stockholders at stockholder meetings.

Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. In addition, purchase rights distributed under our stockholder rights plan will cause substantial dilution to any person or group attempting to acquire us without conditioning the offer on our redemption of the rights. As a result, our stock price may decrease and you might not receive a change of control premium over the then-current market price of the common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements are not based on historical facts, but rather reflect MetaSolv’s current expectations concerning future results and events. Forward-looking statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, estimates, assumptions, uncertainties and other factors that are difficult to predict and may cause MetaSolv’s actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. There may be additional risks, uncertainties and factors that MetaSolv does not currently view as material or that are not necessarily known. MetaSolv cannot make any assurance that projected results or events will be achieved. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

See the sections entitled “Risk Factors” and “Where You Can Find More Information” beginning on pages 3 and 14, respectively.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Current Report on Form 8-K filed with the SEC on April 11, 2005;

•	our Current Report on Form 8-K filed with the SEC on May 16, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	our definitive Proxy Statement for our Annual Meeting of Stockholders, as supplemented, held on May 10, 2005;

•	our Current Report on Form 8-K filed with the SEC on October 28, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005; and

•	the description of our common stock contained in the Registration Statement on Form 8-A, as filed with the SEC on November 16, 1999, including any amendment or report filed for the purpose of updating such description.

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

MetaSolv, Inc.

5556 Tennyson Parkway

Plano, Texas 75024

Tel: (972) 403-8300

Attn: Jonathan K. Hustis,

Executive Vice President – Legal, General Counsel and Secretary

For the avoidance of doubt, information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K shall not be deemed incorporated herein or otherwise to form a part hereof.

SELLING STOCKHOLDERS

This prospectus relates to the disposition from time to time by the selling stockholders named herein, or their transferees, of up to 11,500,000 shares of our common stock, including 3,833,333 shares of common stock issuable upon the exercise of warrants held by the selling stockholders. The shares and warrants were issued by us to the selling stockholders in a private placement which closed on October 26, 2005. Raymond James & Associates, Inc. assisted us in connection with selling the resale shares in the private placement.

The common stock and warrants that are the subject of this registration statement were acquired by the selling stockholders under a Purchase Agreement under which we have agreed to file this registration statement on Form S-3, registering for resale the shares of common stock acquired by the selling stockholders as well as the shares of common stock issued upon exercise of the warrants, by November 10, 2005 (the “Filing Deadline”), and thereafter to use commercially reasonable efforts to cause such registration statement to become effective. In the event we are unable to file a registration statement by the Filing Deadline or the registration statement is not declared effective within sixty days of the filing date, or 105 days of the filing date if the Securities and Exchange Commission reviews the registration statement (such 60th or 105th day, as applicable, the “Required Effective Date”), then we will have to pay liquidated damages equal to 1.0% of the aggregate amount invested by each selling stockholder under the Purchase Agreement for each thirty day period beyond the Filing Deadline that the registration statement is not filed or beyond the Required Effective Date that the registration statement is not declared effective. Under accounting principles generally accepted in the United States of America, we are analyzing the impact of current facts relating to the potential for payment of such liquidated damages, and the related terms of the registration rights agreement, to determine how the common stock and warrants will be classified on our balance sheet at December 31, 2005 and subsequent balance sheet disclosure dates.

The selling stockholders named herein may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock covered hereby, or interests therein, on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We will not receive any proceeds from the disposition of common stock or interests therein by the selling shareholders. We will, however, receive the proceeds from the sale of shares of our common stock to the selling stockholders upon the cash exercise of the warrants. The selling stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of shares with the Securities and Exchange Commission.

The following table sets forth for each selling stockholder:

•	the name of the stockholder;

•	the number and percent of shares of our common stock that the stockholder beneficially owned prior to the offering for resale of the shares under this prospectus;

•	the number of shares of our common stock registered for sale for the account of the stockholder under this prospectus; and

•	the number and percent of shares of our common stock to be beneficially owned by the stockholder (assuming all of the shares covered hereby are sold by each stockholder).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each stockholder may dispose of under this prospectus. We do not know how long the stockholders will hold the shares before disposing of them or how many shares they will dispose of, and we currently have no agreements, arrangements or understandings with any of the stockholders regarding the disposition of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the stockholders listed below.

This table is prepared solely based on information supplied to us by the selling stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares covered hereby. None of the selling stockholders has had, during the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates. The applicable percentages of beneficial ownership are based on an aggregate of 49,751,691 shares of our common stock issued and outstanding on November 3, 2005, as adjusted as described below.

	Shares Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After Offering
Stockholders	Number(1)		Percent(2)		Number(3)	Percent(4)
Bonanza Master Fund Ltd.(5)	3,100,000		6.13%	2,500,000	600,000	1.19%
Brookside Capital Partners Fund, L.P.(6)	5,061,067	(7)	9.99%	5,500,000	489,400	*
Shea Ventures, LLC(8)	500,000		1.00%	500,000	0	*
Special Situations Cayman Fund, L.P. (9)(10)	527,455		1.06%	250,000	277,455	*
Special Situations Fund III, L.P. (9)(11)	1,542,274		3.08%	750,000	792,274	1.58%
SRB Greenway Capital, L.P. (12)(13)	129,050		*	114,200	14,850	*
SRB Greenway Capital (QP), L.P. (12)(14)	921,930		1.84%	820,650	101,280	*
SRB Greenway Offshore Operating Fund, L.P. (12)(15)	74,920		*	65,150	9,770	*
Walker Smith Capital, L.P. (16)(17)	50,000		*	50,000	0	*
Walker Smith Capital (QP), L.P. (16)(18)	315,000		*	315,000	0	*
Walker Smith International Fund, Ltd. (16)(19)	445,000		*	445,000	0	*
WS Opportunity Fund, L.P. (20)(21)	55,000		*	55,000	0	*
WS Opportunity Fund (QP), L.P. (20)(21)	55,000		*	55,000	0	*
WS Opportunity Fund International, Ltd. (20)(22)	80,000		*	80,000	0	*

*	Less than 1%.

(1)	Includes shares of common stock and all shares of common stock issuable upon the exercise of warrants held by the selling stockholder (including shares that are issuable upon the exercise of warrants that are not exercisable within 60 days).

(2)	This percentage is calculated using as the numerator, the number of shares of common stock included in the prior column and as the denominator, 49,751,691 shares of common stock outstanding on November 3, 2005, plus the number of shares of common stock issuable upon the exercise of warrants held by the selling stockholder that are included in the prior column.

(3)

Assumes the selling stockholders (i) dispose of all of the shares of common stock covered by this prospectus, including common stock issuable upon the exercise of the warrants held by the selling stockholders, (ii)

do not dispose of any shares of common stock acquired by them prior to the private placement which closed on October 26, 2005, and (iii) do not acquire any additional shares of common stock.

(4)	This percentage is calculated using as the numerator, the number of shares of common stock included in the prior column and as the denominator, 49,751,691 shares of common stock outstanding on November 3, 2005, plus the number of shares of common stock issuable upon the exercise of warrants held by the selling stockholder that are included in the first column.

(5)	Bonanza Fund Management LLC is the General Partner of Bonanza Master Fund Ltd. Bernay Box has sole voting control over Bonanza Fund Management LLC. The number of shares being offered includes 1,666,667 shares of common stock and 833,333 shares of common stock issuable upon exercise of warrants.

(6)	Domenic Ferrante, as the sole managing member of Brookside Capital Management, LLC (“BCM”), BCM, as the sole general partner of Brookside Capital Investors, L.P. (“BCI”), and BCI, as the sole general partner of Brookside Capital Partners Fund, L.P. (“BCP”), may each be deemed to share voting or investment control over the shares. Mr. Ferrante, BCM and BCI disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein. The number of shares being offered includes 3,666,667 shares of common stock and 1,833,333 shares of common stock issuable upon exercise of warrants.

(7)	Does not include 928,333 shares of common stock issuable upon the exercise of warrants held by Brookside Capital Partners Fund, L.P. (“Brookside”) that would cause Brookside’s beneficial ownership of common stock to exceed 9.99%. Pursuant to the terms of the warrants the number of warrant shares that Brookside may acquire upon exercise of the warrants is limited to insure that following such exercise the total number of shares of common stock beneficially owned by Brookside does not exceed 9.999%.

(8)	Shea Ventures, LLC is managed by each of Ronald L. Lakey, John F. Shea, Edmund H. Shea, Jr., Gilbert J. Shea, Jr. and Peter O. Shea, each of whom disclaims beneficial ownership of such securities except to the extent of their pecuniary interest therein. The number of shares being offered includes 333,333 shares of common stock and 166,667 shares of common stock issuable upon exercise of warrants.

(9)	MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company Inc. (“AWM”) is the general partner of MGP and the general partner and investment adviser to the Special Situations Cayman Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(10)	The number of shares being offered includes 166,667 shares of common stock and 83,333 shares of common stock issuable upon exercise of warrants.

(11)	The number of shares being offered includes 500,000 shares of common stock and 250,000 shares of common stock issuable upon exercise of warrants.

(12)	BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. (“SRB Management”). SRB Management is the general partner of SRB Greenway Capital, L.P. (“SRBGC”), SRB Greenway Capital (QP), L.P. (“SRBQP”) and SRB Greenway Offshore Operating Fund, L.P. (“SRB Offshore”). Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of SRBGC, SRBQP and SRB Offshore. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time.

(13)	The number of shares being offered includes 76,133 shares of common stock and 38,067 shares of common stock issuable upon exercise of warrants.

(14)	The number of shares being offered includes 547,100 shares of common stock and 273,550 shares of common stock issuable upon exercise of warrants.

(15)	The number of shares being offered includes 43,433 shares of common stock and 21,717 shares of common stock issuable upon exercise of warrants.

(16)	WS Capital, L.L.C. (“WS Capital”) is the general partner of WS Capital Management, L.P. (“WSC Management”). WSC Management is the general partner of Walker Smith Capital, L.P. (“WSC”) and Walker Smith Capital (QP), L.P. (“WSCQP”) and is the agent and attorney-in-fact for Walker Smith International Fund, Ltd. (“WS International”). Reid S. Walker and G. Stacy Smith are the controlling principals of WS Capital. Through their control of WS Capital, Messrs. R. Walker and Smith share voting and investment control over the portfolio securities of each of WSC, WSCQP and WS International. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time.

(17)	The number of shares being offered includes 33,333 shares of common stock and 16,667 shares of common stock issuable upon exercise of warrants.

(18)	The number of shares being offered includes 210,000 shares of common stock and 105,000 shares of common stock issuable upon exercise of warrants.

(19)	The number of shares being offered includes 296,667 shares of common stock and 148,333 shares of common stock issuable upon exercise of warrants.

(20)	WSV Management, L.L.C. (“WSV”) is the general partner of WS Ventures Management, L.P. (“WSVM”). WSVM is the general partner of WS Opportunity Fund, L.P. (“WSO”) and WS Opportunity Fund (QP), L.P. (“WSOQP”) and is the agent and attorney-in-fact for WS Opportunity Fund International, Ltd. (“WSO International”). Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the controlling principals of WSV. Through their control of WSV, Messrs. R. Walker, Smith and P. Walker share voting and investment control over the portfolio securities of each of WSO, WSOQP and WSO International. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time.

(21)	The number of shares being offered includes 36,667 shares of common stock and 18,333 shares of common stock issuable upon exercise of warrants.

(22)	The number of shares being offered includes 53,333 shares of common stock and 26,667 shares of common stock issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 100,000,000 shares of common stock, par value $.005 per share, of which 49,751,691 shares were outstanding as of November 3, 2005, and 10,000,000 shares of preferred stock, par value $.0.01 per share, none of which are outstanding. Of the preferred stock, 200,000 shares were designated as Series A Junior Participating Preferred Stock. Additionally, as of November 3, 2005, there are outstanding warrants to purchase 3,833,333 shares of common stock, options outstanding to purchase an aggregate of 9,850,226 shares of common stock, an additional 2,405,217 shares reserved for issuance under our stock option plans and 2,693,249 shares reserved for issuance under our employee stock purchase plan.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the 11,500,000 shares of our common stock being offered in this prospectus. All of the proceeds will be received by the selling stockholders. An aggregate of 3,833,333 shares of common stock covered by this prospectus are issuable only upon the exercise of warrants issued to the selling stockholders. Upon the cash exercise of the warrants, we could receive cash proceeds of up to $15,333,332. Under circumstances specified in the warrants, the warrants may also be exercisable without the payment of the exercise price in cash. There can be no assurance that any of these warrants will be exercised by the selling stockholders or that the warrants will be exercised for cash. Any net proceeds from the exercise of the warrants will be added to working capital and used for general corporate purposes.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas

EXPERTS

The consolidated financial statements and schedule of MetaSolv, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses KPMG’s opinion that MetaSolv, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that internal controls over financial reporting related to the accounting for estimated income tax exposures and foreign income taxes did not operate effectively as of December 31, 2004.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

11,500,000 Shares of Common Stock

MetaSolv, Inc.

Prospectus

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by MetaSolv, Inc. (the “Registrant” or the “Company”). All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	3,756
Transfer agent’s fees and expenses	2,000
Legal fees and expenses	15,000
Printing fees and expenses	5,000
Accounting fees and expenses	25,000
Miscellaneous fees and expenses	5,000

Total:	55,756

Item 15.	Indemnification of Officers and Directors

Generally, Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person’s duty to the corporation unless the Delaware Court of Chancery or the court in which such action was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent such person has been successful in the defense of any matter, such person shall be indemnified against expenses actually and reasonably incurred by him.

Section 102(b)(7) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director’s liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Registrant’s Amended and Restated Certificate of Incorporation provides that an officer or director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the officer or director derived any improper personal benefit.

The Company’s By-laws, as amended and restated, provide for indemnification of officers and directors of the Company to the fullest extent permitted under Delaware law. The provisions of Article VII, Section 7.6 of the Company’s By-laws constitute a contract of indemnification between the Company and its officers and directors. The Company provides officers’ and directors’ liability insurance for its officers and directors.

The Company has entered into indemnification agreements with certain of its directors and executive officers providing contractual indemnification by the Company to the fullest extent permissible under Delaware law.

The Company and the selling stockholders have agreed to indemnify each other and each other’s controlling persons, as applicable, against certain liabilities under the Securities Act in connection with this registration statement.

Item 16.	Exhibits

Exhibit Number	Description of Document
4.1	Investors’ Rights Agreement, dated June 2, 1998, among the Registrant and the shareholders named therein, as amended. Incorporated by reference to exhibits to the Registrant’s Registration Statement on Form S-1 filed on September 10, 1999, registration number 333-86937.

4.2	Specimen Certificate of the Registrant’s common stock. Incorporated by reference to exhibits to the Registrant’s Registration Statement on Form S-1 filed on September 10, 1999, registration number 333-86937.

4.3	Rights Agreement, dated as of October 24, 2001, between the Registrant and Mellon Investor Services LLC, as Rights Agent, specifying the terms of the Rights, which includes the form of Certificate of Designation of Series A Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the form of the Summary of Rights to Purchase Preferred Shares as Exhibit C. Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on October 25, 2001, file number 000-28129.

4.4	Form of Certificate of Designation of Series A Junior Participating Preferred Stock (included as Exhibit A to the Rights Agreement filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on October 24, 2001) setting forth the terms of the Series A Junior Participating Preferred Stock, par value $.01 per share.

4.5	Form of Right Certificate (included as Exhibit B to the Rights Agreement filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on October 24, 2001). Pursuant to the Rights Agreement, printed Right Certificates will not be delivered until as soon as practicable after the Distribution Date.

4.6	Form of Summary of Rights to Purchase Preferred Shares (included as Exhibit C to the Rights Agreement filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on October 24, 2001), which, together with certificates representing the outstanding Common Shares of the Registrant, shall represent the Rights prior to the Distribution Date.

4.7	Specimen of legend to be placed, pursuant to Section 3(d) of the Rights Agreement, on all new Common Share certificates issued by the Registrant after November 5, 2001 and prior to the Distribution Date upon transfer, exchange or new issuance. Incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form 8-A filed on October 24, 2001.

4.8	Form of Warrant. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 28, 2005.

4.9	Form of Warrant. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on October 28, 2005.

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

10.1	Form of Purchase Agreement, dated October 26, entered into between the Registrant and each of Bonanza Master Fund Ltd., Brookside Capital Partners Fund, L.P., Shea Ventures, LLC, Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., SRB Greenway Capital, L.P., SRB Greenway Capital (QP), L.P., SRB Greenway Offshore Operating Fund, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (QP), L.P., WS Opportunity Fund International, Ltd., Walker Smith Capital, L.P., Walker Smith Capital (QP), L.P. and Walker Smith International Fund, Ltd. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 28, 2005.

23.1*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.2*	Consent of KPMG, independent registered public accounting firm.

24.1*	Power of Attorney. Reference is made to page II-4.

*	Filed herewith.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 9th day of November, 2005.

MetaSolv, Inc.

By:	/s/ GLENN A. ETHERINGTON
Glenn A. Etherington
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn A. Etherington, Jonathan K. Hustis, and T. Curtis Holmes, Jr. and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

/s/ JOHN E. BERNDT John E. Berndt	Chairman of the Board	November 9, 2005

/s/ T. CURTIS HOLMES, JR. T. Curtis Holmes, Jr.	President, Chief Executive Officer and Director (principal executive officer)	November 9, 2005

/s/ GLENN A. ETHERINGTON Glenn A. Etherington	Chief Financial Officer (principal financial officer and principal accounting officer)	November 9, 2005

/s/ JOHN W. WHITE John W. White	Director	November 9, 2005

/s/ LAWRENCE J. BOUMAN Lawrence J. Bouman	Director	November 9, 2005

/s/ ROYCE J. HOLLAND Royce J. Holland	Director	November 9, 2005

/s/ TERRY L. SCOTT Terry L. Scott	Director	November 9, 2005

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1	Investors’ Rights Agreement, dated June 2, 1998, among the Registrant and the shareholders named therein, as amended. Incorporated by reference to exhibits to the Registrant’s Registration Statement on Form S-1 filed on September 10, 1999, registration number 333-86937.

4.2	Specimen Certificate of the Registrant’s common stock. Incorporated by reference to exhibits to the Registrant’s Registration Statement on Form S-1 filed on September 10, 1999, registration number 333-86937.

4.3	Rights Agreement, dated as of October 24, 2001, between the Registrant and Mellon Investor Services LLC, as Rights Agent, specifying the terms of the Rights, which includes the form of Certificate of Designation of Series A Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the form of the Summary of Rights to Purchase Preferred Shares as Exhibit C. Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on October 25, 2001, file number 000-28129.

4.4	Form of Certificate of Designation of Series A Junior Participating Preferred Stock (included as Exhibit A to the Rights Agreement filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on October 24, 2001) setting forth the terms of the Series A Junior Participating Preferred Stock, par value $.01 per share.

4.5	Form of Right Certificate (included as Exhibit B to the Rights Agreement filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on October 24, 2001). Pursuant to the Rights Agreement, printed Right Certificates will not be delivered until as soon as practicable after the Distribution Date.

4.6	Form of Summary of Rights to Purchase Preferred Shares (included as Exhibit C to the Rights Agreement filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on October 24, 2001), which, together with certificates representing the outstanding Common Shares of the Registrant, shall represent the Rights prior to the Distribution Date.

4.7	Specimen of legend to be placed, pursuant to Section 3(d) of the Rights Agreement, on all new Common Share certificates issued by the Registrant after November 5, 2001 and prior to the Distribution Date upon transfer, exchange or new issuance. Incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form 8-A filed on October 24, 2001.

4.8	Form of Warrant. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 28, 2005.

4.9	Form of Warrant. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on October 28, 2005.

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

10.1	Form of Purchase Agreement, dated October 26, entered into between the Registrant and each of Bonanza Master Fund Ltd., Brookside Capital Partners Fund, L.P., Shea Ventures, LLC, Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., SRB Greenway Capital, L.P., SRB Greenway Capital (QP), L.P., SRB Greenway Offshore Operating Fund, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (QP), L.P., WS Opportunity Fund International, Ltd., Walker Smith Capital, L.P., Walker Smith Capital (QP), L.P. and Walker Smith International Fund, Ltd. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 28, 2005.

23.1*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.2*	Consent of KPMG, independent registered public accounting firm.

24.1*	Power of Attorney. Reference is made to page II-4.

*	Filed herewith.